EXHIBIT 10.1

BINDING LETTER OF INTENT

March 29, 2007

ATTN:
Mr. Robert Lott
Manager
Pluginz, LLC

RE: Pluginz, Inc. and Plugin Stores, Inc. Merger Offer

Dear Mr. Lott:

The purpose of this letter (the “Letter”) is to set forth certain understandings between Pluginz, LLC (Hereafter referred to as “Pluginz, LLC”) and Planet Link Communications, Inc. (hereafter referred to as “PLCI”) with respect to the acquisition of 100% of the capital stock of Pluginz, Inc. and Plugin Stores, Inc. which together comprise the Pluginz business (collectively, “PLUG”).

In consideration of the significant costs to be borne by PLCI in pursuing this proposed transaction and further in consideration of their mutual undertakings as to the matters described herein, upon execution of this Letter or counterparts thereof, the following paragraphs of this letter shall constitute the binding provisions of the transaction.

1.	Proposed Transaction. PLCI will seek to acquire 100% of the capital stock of PLUG for a combination of cash and stock as set forth below.

2.	Proposed Purchase Price. Based on the information known to PLCI on the date hereof, the total consideration for the discussed stock in PLUG will be approximately $1.250 Million US as follows:

•	$100,000 in cash to be paid to Pluginz, LLC within 3 days of the funding closing.

•	$1,150,000 in common shares or 11,500,000 shares valued at $0.10 paid to Pluginz, LLC to be issued upon successful completion of an audit.

•	$25,000 to Amy Trombly as a transaction fee.

3.	Representations.

•
PLUG represents the target assets will generate a minimum of $750,000 in gross sales during 12-month period following the closing date. If PLUG does not meet the minimum target, it will return shares to PLCI on a pro rata basis not to exceed 10% of the total number of PLCI shares held by PLUG.

•	PLUG further represents that if needed its financial statements are auditable for the previous 2-years.

•	The management of PLUG will sign 2-year non-compete agreements and employment agreements with PLCI.

•
PLCI represents that it will complete a reverse stock split of 1 for 150 of its common stock and cancel all outstanding shares of preferred stock prior to closing. PLCI further represents that it has not issued any shares of stock or other securities that are currently outstanding other than those contemplated in this agreement; and the reversed shares of common stock will have 1-to-1 voting rights.

•
PLCI agrees that it will not dilute the equity position of Pluginz, LLC in the conjunction with a reverse split. In the event that PLCI applies a reverse split to the outstanding shares of its common stock within a period of four (4) years from the date of this Agreement (a “Reverse Split”) and then subsequently issues any shares of its common or preferred stock to any new or existing shareholders of PLCI, PLCI shall issue additional shares to Pluginz, LLC in the amount required to restore Pluginz, LLC’s percentage ownership of PLCI’s common stock immediately prior to such reverse split.

•
PLCI, Pluginz, Inc. and Plugin Stores, Inc. shall merge with PLCI as the surviving entity within 60 calendar days from closing. PLCI will change the name of the Company to a name that accurately reflects the new business and reincorporate to Nevada within 60 calendar days from closing.

•
PLCI further represents that it shall name Mr. Robert Lott as its President and CEO, Mr. Christopher Gilcher as its CFO, Mr. Chris Piercy as a director and Mr. Scott Gallagher as its Co-Chairman. Mr. M. Dewey Bain will retain the title of Co-Chairman.

•	Messer’s, Lott, Bain, Gilcher and Gallagher will enter into employment agreements with PLCI.

•	PLCI will retain Amy Trombly and Chris Piercy as directors.

•	PLCI will also enter into a 2 year consulting agreement with FTS Group, Inc. for $50,000 in cash and 2,500,000 restricted shares.

•
PLUG will seek to enter into acquisition agreements with up to three synergistic plugin businesses under which PLCI, at its discretion, would acquire such companies, contingent upon the successful completion of a public offering on a European exchange.

•	PLUG will seek to facilitate a public offering on a European exchange within 12 months of the closing that is acceptable to PLCI.

•	PLCI will close a financing of at least $1 Million within 21 days of the closing date. Funds will be applied as follows:

Use of Proceeds for First $1 Million

$100,000	Cash to Pluginz.com LLC
$100,000	Cash towards note to Dewey Bain
$200,000	Cash to eliminate two preferred shareholders
$75,000	Cash for Planet Link A/P
$25,000	Cash to legal for the SB-2
$50,000	Cash to FTS Group, Inc. for 2 year Unlimited Edgar filing contract
$450,000	Cash for Operations.

4.	Closing Date. The closing date will be within 30 days from the date this agreement is signed by both parties, unless mutually extended in writing.

5.
Proposed Definitive Agreement. PLCI and PLUG intend promptly to begin negotiating to reach a written Definite Agreement, the execution of which would be subject to the approval of PLCI’s board of directors, containing comprehensive representations, warranties, identities, conditions and agreements by PLUG. It is anticipated that the definitive agreement will be completed by the proposed closing date, unless an extension is granted and submitted to each party in writing.

6.
Proposed Non Competition Agreement. At closing the management of PLUG and PLCI will enter into a non compete agreement, pursuant to which management and its affiliates would agree not to compete with PLCI for a period of 2 years after the closing date. The agreement would contain confidentiality and other customary provisions.

7.
Access. Seller shall cause PLUG to provide to PLCI access to PLUG’ facilities, books and records and shall cause accountants and other agents and representatives (collectively, “Representatives”) of PLUG to cooperate fully with PLCI and its representatives in connection with PLCI’ acquisition review of PLUG and their assets, contracts, liabilities, operations, records and other aspects of their business relating to the proposed transaction.

8.
Exclusive Dealing. For a period of 30 days following the signing of this agreement or earlier date the parties mutually agree to, PLUG shall not, directly or indirectly, contract whether oral or written from any other person or entity relating to the acquisition of Pluginz.com, Inc. their assets or business, in whole or part, whether through direct purchase, merger consolidation or other business combinations (other than sale of inventory in the normal course).

9.
Fees and Expense. PLCI is responsible for all of its fees and expenses relating to its due diligence, audit, legal, SEC or other costs associated with the proposed transaction. PLUG is responsible for all of its fees and expenses relating to the proposed transaction.

10.
Consents and Break-up Fee. Unless and until this agreement is terminated PLCI and PLUG shall cooperate with each other and proceed, promptly as is reasonably practicable, to prepare and file the notifications, consents and approvals required by lenders, landlords or third parties, and endeavor to comply with all other legal or contractual requirements for or preconditions to the execution and consummation of the Definitive Agreement. Upon signing this agreement both parties agree that if the deal is not closed for reasons not described in this agreement the party that cancels the agreement shall pay the other party a break-up fee of $50,000.

11.
Entire Agreement. This letter constitutes the entire agreement between the parties, superceding all prior oral or written agreements, understandings, representations and warranties, and courses of conduct and dealing between the parties on the subject matter hereof. Except as otherwise provided herein, the Binding provisions may be amended or modified only by a writing executed by both parties.

12.	Governing Law. The binding provisions shall be governed by and construed in accordance with the laws of the State of Georgia.

Please sign and date this letter in the space provided below to confirm the mutual agreements set forth in this binding letter of intent and return a signed copy to the undersigned.

Best Regards,

Dewey Bain
Chief Executive Officer
Planet Link Communications, Inc.

Deal Summary

•	To close this deal Planet Link will have to effect a 1 for 150 reverse stock split. The post split Company with approximately 6.7 million issued and outstanding.

•	Planet Link would also need to negotiate the exchange of the current class of preferred stock for a combination of common stock and cash or warrants.

•	The Company would need to effect a funding either at closing or within a short period there after.

The following chart outlines the shares outstanding post reverse split/reverse merger:

6,700,000	Post 1 for 150 reverse stock split
450,000	Shares to Exchange for Dewey Bain’s preferred shares
1,500,000	Shares to reduce $150,000 of Dewey’s note
11,500,000	Shares to Pluginz.com LLC
2,500,000	Shares to FTS Group, Inc.
10,000,000	Shares for $1 Million Funding
32,650,000

10,000,000	Warrants at the Money
5,000,000	Warrants at 120% of the price at closing of funding.
47,650,000	Fully diluted with $2.5 million in funding

Upon effective SB-2 Registration statement the Company would have access to $500,000 in first round warrant exercises as those warrants will have a short term life span of 3 to 6 months.

Management Team

Co-Chairman Scott Gallagher
Co-Chairman Dewey Bain
CEO/President/Director Rob Lott
CFO/Director Chris Gilcher
Amy Trombly/Director
Chris Piercy/Director

Contracts and Employment agreements

Scott Gallagher	$100,000 per year with incentives and bonus plan for up to 50% of annual salary
Dewey Bain	$100,000 per year with incentives and bonus plan for up to 50% of annual salary
Rob Lott	$150,000 per year with incentives and bonus plan for up to 50% of annual salary
Chris Gilcher	$50,000 per year as part time CFO

Signature Page and Contact Information

By: /s/ Dewey Bain
Name: Dewey Bain
Title: Chief Executive Officer, Planet Link Communications, Inc.

By: /s/ Rob Lott
Name: Rob Lott
Title: Manager, Pluginz, LLC